Exhibit 4.19

CORRIGAN LAW CORPORATION
A PROFESSIONAL LAW CORPORATION
5120 CAMPUS DRIVE
NEWPORT BEACH, CA  92660
TELEPHONE 949.251.0330
FACSIMILE 949.752.8770

May 10, 2006

Via Facsimile 949-757-0979
Mr. Chaslav Radovich

Business Center drive Partners L.P. v. Biogentec Inc., et al Orange County Superior Court - Central, justice Center Case Number 03CCO2904

Dear Mr. Radovich,

The purpose of this letter is to provide you with a statement of monies still owing this firm regarding the above-entitled matters. The retainer agreements continue to control in both matters in all regards, particularly with regard to the scope of legal services to be rendered to you in each matter.
The current balance owing is $4,750.00. This amount includes the retainer amount in Case Number 06HMOI348 (a total of $4,000.00), and the outstanding investigation costs associated with Case Number 03CCO2904 (a total of $750.00 - costs advanced to you by this firm).
It is my understanding that you intend to issue me 3333 shares of unrestricted stock in your company, Cobalis, in exchange for said monies, and that the total current value of that stock is $4,750.00.
The tax ID number for this corporation is 26-0102863.

/s/ Kate Corrigan
Kate Corrigan